                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): FEBRUARY 5, 2002

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                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
             (Exact name of registrant as specified in its charter)

              DELAWARE                               333-51464                              52-2154847
    (State or other jurisdiction              (Commission File Number)                     (IRS Employer
          of incorporation)                                                             Identification No.)


                        1111 LOUISIANA
                        HOUSTON, TEXAS                                            77002
           (Address of principal executive offices)                            (Zip Code)


       Registrant's telephone number, including area code: (713) 207-3000

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ITEM 5.           OTHER EVENTS.

RESTATEMENT OF SECOND AND THIRD QUARTER 2001 FINANCIAL STATEMENTS

         Reliant Energy Mid-Atlantic Power Holdings, LLC ("REMA") announced that it will restate its earnings for the second and third quarters of 2001 and that it expects earnings for those periods to increase by approximately $30 million. The restatement, due to a reclassification of several specific transactions, will change the timing of earnings recognition, with the effect that REMA will recognize earnings in 2001 that it previously expected to recognize in 2002 and 2003. The restatement will not affect cash flow for any period.

         The transactions under review, which were entered into in the second and third quarters of 2001, were purchases and sales of gas and power intended to be cash flow hedges. The counterparties to all of the transactions were independent third parties that are regularly engaged in the trading business. Under Generally Accepted Accounting Principals ("GAAP"), these transactions may be accounted for as cash flow hedges if they meet certain criteria or must be marked to market if they do not meet those criteria. GAAP requires that the change in fair value of derivative transactions that do not qualify for hedge accounting treatment be recorded in the company's income statement. REMA originally accounted for the transactions as cash flow hedges in its conventional accrual accounts but now believes that the transactions being reviewed did not meet all of the criteria for hedge accounting set out in Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities."

         As soon as possible, REMA will restate its interim financial statements included in its quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2001 and September 30, 2001. As a result, these interim financial statements should not be relied upon until they have been restated. REMA will file amendments to these quarterly reports that will restate the interim financial statements.




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                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           RELIANT ENERGY MID-ATLANTIC POWER
                                           HOLDINGS, LLC


Date: February 5, 2002                     By: /s/ MICHAEL L. JINES
                                               Michael L. Jines
                                               Vice President and
                                               Assistant Secretary




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